                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]


June 29, 2000

020475.0135

Pride International, Inc.
5847 San Felipe
Suite 3300
Houston, Texas 77057

Gentlemen:

          As set forth in the Registration Statement on Form S-3 (Registration No. 333-40014) filed with the Securities and Exchange Commission (the "Commission") on June 23, 2000 (the "Registration Statement") by Pride International, Inc., a Louisiana corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to (i) unsecured debt securities of the Company ("Debt Securities"), (ii) shares of common stock, no par value, of the Company, together with the associated preferred share purchase rights, (iii) shares of preferred stock, no par value, of the Company, and (iv) warrants to purchase other securities ("Warrants" and, together with the Debt Securities, the "Securities") to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act for an aggregate initial offering price not to exceed $500,000,000, certain legal matters in connection with the Securities are being passed upon for you by us.

          In our capacity as your counsel in the connection referred to above, we have examined (i) the Amended and Restated Articles of Incorporation and By-Laws of the Company, each as amended to date (together, the "Charter Documents"); (ii) the Indenture dated as of May 1, 1997 (the "Senior Indenture") between the Company and The Chase Manhattan Bank, as trustee, pursuant to which senior Debt Securities may be issued, (iii) the Indenture dated as of April 1, 1998 (together with the Senior Indenture, the "Indentures") between the Company and HSBC Bank USA (formerly Marine Midland Bank), as trustee, pursuant to which subordinated Debt Securities may be issued; and (iv) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

          In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement;
(iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (v) any securities issuable

Pride Internation, Inc.              2                       June 29, 2000

upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise.

          On the basis of and subject to the foregoing, we are of the opinion that:

          1. With respect to Debt Securities, when (i) the Board of Directors of the Company or, to the extent permitted by Louisiana law and the Charter Documents, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the "Board") has taken all necessary corporate action to approve and establish the terms of such Debt Securities, to approve the issuance thereof and the terms of the offering thereof and related matters, and (ii) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with both the provisions of the applicable Indenture and either (a) the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein or (b) upon conversion, exchange, redemption or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board, such Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. With respect to Warrants, when (i) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof and related matters, (ii) the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company, and (iii) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the appropriate warrant agreement or agreements and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the Warrants will be duly authorized and validly issued.

          This opinion is limited in all respects to the general contract law of the State of New York and the federal securities laws, each as in effect on the date hereof.

          We hereby consent to the reference to our Firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion with the

Pride International, Inc.                  1                  June 29, 2000

Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         BAKER BOTTS L.L.P.

LPT/TRF